Exhibit 5.1

[Insert L&W DC Letterhead]

June 7, 2004

Star Scientific, Inc.

801 Liberty Way

Chester, Virginia 23836

Re:	Registration Statement on Form S-3 (Registration No. 333-115293);
7,817,273 shares of $0.0001 par value Common Stock

Ladies and Gentlemen:

In connection with the registration by Star Scientific, Inc., a Delaware corporation (the “Company”), of the sale of 7,817,273 shares of $0.0001 par value Common Stock of the Company, which are being offered by certain selling stockholders of the Company, under the Securities Act of 1933, as amended, on Form S-3 filed with the Securities and Exchange Commission on May 7, 2004, as amended by Amendment No. 1 filed on the date hereof (collectively, the “Registration Statement”), you have requested our opinion with respect to the matters set forth below. The Registration Statement covers the resale of (i) 1,316,468 currently issued and outstanding shares of Common Stock (the “Shares”) that were issued in connection with private placements to the selling stockholders, (ii) 1,072,386 shares of Common Stock (the “Option Shares”) issuable upon exercise of certain outstanding options (the “Options”) issued by the Company in connection with the private placements, (iii) 602,681 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of certain outstanding warrants (the “Warrants”) issued by the Company in connection with the private placements and (iv) 4,825,738 shares of

Common Stock (the “Debenture Shares”), which represents two times the number of shares that are currently issuable upon conversion of a senior convertible debenture (the “Debenture”) issued by the Company in connection with the private placements.

The Option Shares, Warrant Shares and the Debenture Shares are referred to herein collectively as “Additional Shares.”

In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares and Additional Shares. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this opinion.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the state of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1. The Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

2. The Additional Shares have been duly authorized by all necessary corporate action of the Company, and when issued upon exercise or conversion of the Options, Warrants or Debenture, as applicable, in accordance with the terms of the Options, Warrants, or Debenture, including upon payment therefor, as applicable, will be validly issued, fully paid and nonassessable.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/    Latham & Watkins LLP

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